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                                                                       EXHIBIT 5



                                February 1, 2001



Kinder Morgan, Inc.
One Allen Center, Suite 1000
500 Dallas Street
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan, Inc., a Kansas corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by a selling shareholder of a maximum of 3,663,095 shares of common stock (the "Shares") of the Company.

We have examined originals or copies certified by officers of the Company of (a) the Restated Articles of Incorporation of the Company, as amended, (b) the Bylaws of the Company, (c) certified copies of certain resolutions adopted by the Board of Directors of the Company and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

         1. the Company is a corporation, validly existing and in good standing under the laws of the State of Kansas; and

         2. the Shares have been duly and validly authorized and issued and are fully paid and nonassessable, and, subject to the Registration Statement becoming effective and compliance with applicable state securities or Blue Sky laws, when sold by the selling shareholder in the manner set forth in the Prospectus included in the Registration Statement, will continue to be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the General Corporation Code of the State of Kansas and the relevant law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,


                                       Bracewell & Patterson, L.L.P.